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                                                                    Exhibit 99.3

                            ASHLAND BANKSHARES, INC.

                             1422 Winchester Avenue
                             Ashland, Kentucky 41105

Dear Shareholder:

         On behalf of the Board of Directors, I cordially invite you to attend a special meeting of shareholders of Ashland Bankshares, Inc., which will be held at 3:30 p.m., Eastern Standard Time, on March 31, 1999, at Bank of Ashland, 1422 Winchester Avenue, Ashland, Kentucky.

         At the special meeting, you will be asked to consider and vote upon a proposal to approve the affiliation agreement dated as of September 8, 1998 and amended as of December 15, 1998, and the related plan of merger dated as of September 8, 1998 and amended as of February 18, 1999, each by and between Fifth Third Bancorp and Ashland. Pursuant to the affiliation agreement and plan of merger, Ashland will merge into Fifth Third. The consummation of the merger is subject to various conditions, including the receipt of Ashland shareholder approval and of all required regulatory approvals.

         At the time the merger becomes effective, each share of common stock of Ashland will be canceled and converted, by virtue of the merger, into the right to receive 9.754427 shares of common stock of Fifth Third, subject to adjustment in certain circumstances. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on February 23, 1999, the value of the 9.754427 shares of Fifth Third common stock was $655.40. The actual value of the Fifth Third common stock to be received by Ashland shareholders will depend on the market price of Fifth Third common stock at the time the merger becomes effective.

         The proposed merger is discussed in detail in the accompanying proxy statement/prospectus, as well as in the affiliation agreement and plan of merger which are included as Annex A and Annex B, respectively, in the proxy statement/prospectus.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AFFILIATION AGREEMENT AND PLAN OF MERGER. APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT ASHLAND HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT, AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. ASHLAND EXPECTS THAT THE ASHLAND BOARD OF DIRECTORS WOULD EXERCISE ITS DISCRETION AND DECIDE WHETHER TO EITHER TERMINATE THE AFFILIATION AGREEMENT AND PLAN OF MERGER OR, IN THE EVENT OF A SUBSTANTIAL



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DECLINE IN THE TRADING PRICE OF FIFTH THIRD COMMON STOCK, AGREE TO AN ADJUSTMENT
TO THE TERMS OF THE MERGER, WITHOUT A RESOLICITATION OF SHAREHOLDERS.

         THE AFFILIATION AGREEMENT AND THE RELATED PLAN OF MERGER MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF ASHLAND COMMON STOCK ENTITLED TO VOTE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE.

         Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the special meeting.

         Please vote and return your proxy today.


                                          Sincerely,

                                          William A. Stinnett, III
                                          President and Chief Executive Officer



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IMPORTANT: If your shares of Ashland common stock are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

If you have any questions or need any help in voting your shares, please telephone William A. Stinnett, III, President and Chief Executive Officer at Ashland, (606) 329-9797.